W.W. Grainger, Inc., Names Beatriz R. Perez to its Board of Directors

CHICAGO, July 25, 2017 - Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced it has appointed Beatriz “Bea” R. Perez, Senior Vice President and Chief Public Affairs, Communications and Sustainability Officer of The Coca-Cola Company (NYSE: KO), to its Board of Directors. She will serve on the Board Affairs and Nominating Committee, and the Compensation Committee of Grainger’s Board.

Named to her current position in March 2017, Perez leads a newly integrated team across public affairs and communications, sustainability and global partnerships to support The Coca-Cola Company’s growth model. In this role, she oversees global public policy and sustainability, external and internal communications and global community affairs, including The Coca-Cola Foundation, the company’s philanthropic arm. Perez also has responsibility for the Company’s sports and entertainment assets, and the strategic and operational efforts for its Retail, Licensing and Attractions portfolios.

As The Coca-Cola Company’s first Chief Sustainability Officer, Perez develops and leads programs on global sustainability with a focus on water stewardship and women’s economic empowerment. Under her leadership, the company has advanced a global sustainability strategy designed to help grow the business, while making a lasting positive difference for consumers, communities and the environment.

Prior to being named Chief Sustainability Officer in 2011, Perez held various roles of increasing responsibility at The Coca-Cola Company in the North America Operating Division, including Chief Marketing Officer, Senior Vice President Integrated Marketing, and multiple field operating roles. As Chief Marketing Officer, she led all aspects of marketing strategy and execution for the North America business encompassing brands, consumers and information technology.

“Bea is a well-respected and highly regarded executive and we are excited to have her join the Grainger Board,” said Jim Ryan, Chairman of the Board for Grainger. “Her strategic marketing perspective on growing an iconic brand in a changing business and environmental landscape will be an asset, as Grainger continues to evolve in creating unique value and making it easier for different customers to do business with the Company.”

In addition to Grainger’s Board, Perez currently serves on the Board of Directors of Primerica, Inc., where she is also a member of the compensation committee. She also is the chair of The Coca-Cola Foundation and serves on several community boards.

In 2014, Hispanic Executive magazine included Perez on its list of Top 10 Leaders, and she was named as one of the “10 Most Powerful Women in Sustainability” by Green Building & Design magazine. She has been featured as one of the 25 Most Powerful Latinas on CNN En Español and in People en Español.

Perez is joining the Grainger Board, effective immediately.

About Grainger
W.W. Grainger, Inc., with 2016 sales of $10.1 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Contacts:

Media:
Joseph Micucci
847-535-0879
joseph.micucci@grainger.com

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